Axiom Capital Management
780 Third Avenue, 43rd floor
New York, NY 10017

November 8, 2005

Advanced BioPhotonics, Inc.
125 Wilbur Place, Suite 120
Bohemia, NY 11716
Attention: Denis A. O'Connor

This letter, when accepted by the **ADVANCED BIOPHOTONICS INC.**, a Delaware corporation (the "Company"), shall constitute an addendum to the previously signed agreement ("Agreement") between the Company and Axiom Capital Management, Inc. ("Axiom").

1. The Company agrees that, for any Transaction completed with the NIR Group or its affiliates ("NIR"), the Company shall pay to Axiom (i) an amount in cash equal to 6.5% of the dollar value of any securities issued by the Company which are purchased by NIR; and (ii) warrants to purchase a number of shares of common stock of the Company as shall equal 8% of the number of shares sold in that Transaction. The number of shares sold in that Transaction shall be computed by dividing the total dollar investment by the Initial Market Price as defined by NIR (100% of the volume weighed average price of the Company's common stock for the five days immediately prior to closing). Warrants shall have a five year term from date of issuance, exercise price equal to $0.65 per share, cashless exercise will be permitted in the event there is not an effective registration statement.

Please confirm your acceptance of the terms of this Agreement by signing and returning one copy to the undersigned.

Very truly yours,

AXIOM CAPITAL MANAGEMENT, INC.

By: Marcelo S. Martins

MARCELO MARTINS
VP - Axiom Capital Mgt.

ACCEPTED AND AGREED TO BY:

ADVANCED BIOPHOTONICS, INC.

By: ______________________

Dated: Nov 8th, 2005